EXHIBIT 10.19

 February 4, 2002
 Joey DiFrancesco
 Raven Moon Entertainment

 re: Mr Bicycle Man Music Video

 Joey,
 We are excited about moving ahead on production of this music video. The budget for this video is $9,500 and is based on the following assumptions:

 Assumptions:

* Limited animation and keeping character animation down to 1 kid on a bike and one policeman.

* Photo or video backgrounds will be used.

* Gina and Joey will be photographed in an animated way for 2 sequences with the video.

* The animation of the first half of the video will be repeated for the second half of the video and will have its timing adjusted to match the audio.

* Audio delivered to us on CD is the final audio.


* Joey and Gina will be available on the same day as the location shoot.

* Locations will be located in downtown Orlando. Locations to be approved by Raven Moon.

* Production will take place between other A&S Animation projects. Every effort will be made to complete this project in a timely manner.

* Production time should be around 3 weeks, not including delays by other projects.

 Production Schedule:

* Schedule is approximate and not guaranteed. Schedule assumes initial payment made on Tuesday Feb 5th.

* Once initial payment is received, storyboarding, location scouting and character design begins.

* Storyboards will be complete within 2-3 days. Approval should take 1 day or less.

      813'7 Lake Crowell Cir Orlando, Florida 32836 407-370-2673 www.FunnyToons.tv


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*    Location shooting should take place as soon as storyboards are approved, as early as Friday Feb 8 or Monday Feb 11.

* Photo animation of Gina and some character animation should be complete by Friday Feb 15.

* Final animation and compositing should be complete by Friday Feb 22.

 Payment Schedule:

 $3,166 initial payment to begin production.

 $3,166 2nd Payment once storyboards are complete, character design is approved and locations are shot, or about 10 days after initial payment.

 $3,168 final payment once VHS copy of video is approved. Master tape of video will then be delivered.

If you are in agreement to these terms, please sign here for our records.



Joey DiFrancesco, President, Raven Moon Entertainment


 Thank you.


 Sincerely,



 Mark Simon
 Producer
 A&S Animation, Inc.